Exhibit 99.1

Noodles & Company Announces First Quarter 2022 Financial Results
Total Revenue Increased 2.7% With System-wide Comparable Restaurant Sales Growth of 6.4%;
Company AUV Accelerates to $1.35M in March with Further Acceleration into April;
Unit Growth of Seven Restaurant Openings, Most Quarterly Openings Since 2016

Broomfield, Colo., April 27, 2022 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for its first quarter ended March 29, 2022.

Key highlights for the first quarter of 2022 versus the first quarter of 2021 include:
•Total revenue increased 2.7% to $112.6 million from $109.6 million in the first quarter of 2021, which was inclusive of a decline in revenue due to a) the impact from temporary restaurant closures of approximately $4.0 million; and b) the refranchising of fifteen company-owned restaurants of approximately $3.0 million.
•Comparable restaurant sales increased 6.4% system-wide, comprised of a 5.3% increase at company-owned restaurants and an 11.9% increase at franchise restaurants.
•Company Average Unit Volumes of $1.25 million represented a 6.8% increase compared to the first quarter of 2021 and a 13.3% increase versus the first quarter of 2019. Average Unit Volumes accelerated throughout the quarter, from $1.18 million during the first two months to $1.35 million in March.
•Net loss was $6.4 million, or $0.14 loss per diluted share, compared to net loss of $2.0 million, or $0.04 loss per diluted share in the first quarter of 2021.
•Operating margin was (5.4)% compared to operating margin of (1.2)% in the first quarter of 2021.
•Restaurant contribution margin(1) was 9.7% compared to 13.6% in the first quarter of 2021, which was inclusive of a) approximately 150 bps impact from the temporary restaurant closures noted above; and b) a 300 bps increase in Cost of Goods Sold due to the current inflationary environment.
•Adjusted EBITDA(1) was $2.2 million, a decrease of $4.1 million compared to the first quarter of 2021.
•Adjusted net loss(1) was $5.8 million, or $0.13 loss per diluted share compared to adjusted net loss of $1.0 million, or $0.02 loss per diluted share, in the first quarter of 2021.
•Five new company-owned restaurants and two new franchise restaurants opened in the first quarter of 2022.
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(1)    Restaurant contribution margin, EBITDA, adjusted EBITDA, and adjusted net income (loss) are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin, net income (loss) to EBITDA and adjusted EBITDA and net income (loss) to adjusted net income (loss) are included in the accompanying financial data. See “Non-GAAP Financial Measures.”

“We are pleased with the recapturing of momentum that we experienced during the first quarter after the initial impact of COVID-related temporary closures at the beginning of 2022,” said Dave Boennighausen, Chief Executive Officer of Noodles & Company. “As we returned to full operating hours and exited normal low winter seasonality, our revenue and contribution margin improved meaningfully throughout the quarter, with Average Unit Volumes reaching $1.35 million during March, with accelerated momentum into April. Additionally, we are pleased to report an inflection point in our unit growth with the largest number of quarterly openings since 2016. Our seven new openings in the first quarter contribute to the new store performance momentum and give us greater confidence in our unit growth trajectory.”
Boennighausen continued, “Our culinary innovations continue to resonate with consumers, and next week we will launch a new product we believe could be transformational for the brand called Leanguini - a proprietary, first-of-its-kind noodle containing 56% less net carbohydrates and 44% more protein than a traditional wheat noodle with the same taste and texture. Alongside our launch of Leanguini, we will be rolling out an exciting new national brand campaign that reinforces our value proposition to key audiences. With the temporary disruption of COVID-related closures now behind us, we believe the Company is well positioned to accelerate growth throughout the balance of 2022 and beyond. We remain confident we will successfully navigate a challenging inflationary environment, particularly short-term pressures on our cost of food, and return to the continued margin expansion we saw in 2021. As we exit the temporary disruption of COVID, I’ve never been more convinced in the opportunity for Noodles & Company to be one of the premier growth stories in the restaurant industry.”

First Quarter 2022 Financial Results

Total revenue grew 2.7% to $112.6 million in the first quarter of 2022, compared to $109.6 million in the first quarter of 2021. This growth was due to an increase in system-wide comparable restaurant sales as well as new restaurant openings, partially offset by temporary restaurant closures due to the COVID pandemic and the refranchising of fifteen company-owned restaurants to a franchisee. Temporary restaurant closures accounted for a decline in sales of approximately $4.0 million in the first quarter of 2022 compared to approximately $1.5 million in the first quarter of 2021. Refranchising equated to an approximate $3.0 million decline in sales in the first quarter of 2022.

In the first quarter of 2022, system-wide comparable restaurant sales increased 6.4%, comprised of a 5.3% increase at company-owned restaurants and an 11.9% increase at franchise restaurants. Comparable restaurant sales reflect continued momentum in both digital and in-person channels. Digital sales during the first quarter accounted for 58.4% of total revenue. Company average unit volumes, which normalize for the impact of temporary restaurant closures, increased 6.8% over the first quarter of 2021 and 13.3% compared to the first quarter of 2019. Company average unit volumes grew from $1.18 million in the first two months to $1.35 million in March 2022.

Operating margin decreased to (5.4)% from (1.2)% in the first quarter of 2022 primarily due to increased inflation costs associated with both food and wages.

Restaurant contribution margin decreased to 9.7% in the first quarter of 2022, compared to 13.6% in the first quarter of 2021. This decrease was primarily due to an approximately 150 bps impact from temporary closures as well as a 300 bps increase in costs of goods sold, partially offset by labor efficiencies and sales and menu pricing leverage.

There were five company-owned restaurant openings and two franchise restaurant openings during the first quarter of 2022 and we sold fifteen company-owned restaurants to a franchisee which also included a development agreement for forty new franchise locations. We closed two company-owned restaurants in the first quarter of 2022. There were 453 restaurants system-wide at the end of the first quarter 2022, comprised of 360 company-owned restaurants and 93 franchise restaurants.

For the first quarter of 2022, the Company reported a net loss of $6.4 million, or $0.14 loss per diluted share, compared with a net loss of $2.0 million in the first quarter of 2021, or $0.04 loss per diluted share. Loss from operations for the first quarter of 2022 was $6.1 million, compared to loss from operations of $1.4 million in the first quarter of 2021.

Adjusted net loss was $5.8 million, or $0.13 loss per diluted share, in the first quarter of 2022, compared to adjusted net loss of $1.0 million, or $0.02 loss per diluted share, in the first quarter of 2021. Adjusted EBITDA decreased 64.8%, or $4.1 million, to $2.2 million in the first quarter of 2022 compared to the year-earlier period, primarily due to inflation and the impact of temporary closures on revenue.

Liquidity Update:

As of March 29, 2022, the Company had $1.6 million of cash on hand and outstanding debt of $35.3 million under its Second Amended Credit Facility. The amount available for future borrowings under the Second Amended Credit Facility was $58.0 million.

Business Outlook:
The Company is providing the following expectations for the fiscal year 2022:

•Second quarter 2022 total revenue of $130 million to $133 million;
•Second quarter 2022 comparable restaurant sales in the mid-single digits;
•Second quarter 2022 restaurant level contribution margin of approximately 16%;
•Approximately 35 new restaurants system-wide in 2022, with roughly 70% of openings being company-owned; and
•Capital expenditures of $30 million to $34 million in 2022.

Based on the Company’s strategic framework and underlying momentum, the Company is reiterating its accelerated growth objectives. These accelerated growth objectives include the following:
•System-wide unit growth of approximately 8% in 2022 and at least 10% annually beginning in 2023 on a targeted path to at least 1,500 units;
•Average unit volumes of $1.50 million by 2024; and
•Restaurant contribution margin of 20% by 2024.

Non-GAAP Financial Measures

The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. The non-GAAP financial measures noted above have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”

Key Definitions

Average Unit Volumes — represent the average annualized sales of all company-owned restaurants for a given time period. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUVs can be further impacted by effective real estate site selection and maturity and trends within new markets.

Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold, or changes in per-person spend, calculated as sales divided by traffic. Restaurants that were temporarily closed or operating at reduced hours or dining capacity due to the COVID-19 pandemic remained in comparable restaurant sales.

Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.

EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, acquisition costs and stock-based compensation expense. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.

Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call

Noodles & Company will host a conference call to discuss its first quarter financial results on Wednesday, April 27, 2022 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 7271779. The replay will be available until Thursday, May 5, 2022. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Thursday, May 5, 2022.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company

Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of over 450 restaurants and approximately 9,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to unit growth and planned restaurant opening, projected capital expenditures, and potential volatility through 2022 due to the current staffing and supply chain environment, including the potential impact of commodity and wage inflation. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to sustain our overall growth, in particular, our digital sales growth; our ability to open new restaurants on schedule and cause those newly opened restaurants to be successful; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our marketing efforts, including our ability to successfully introduce new products; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; the extent, duration and severity of the COVID-19 pandemic; governmental and guest response to the COVID-19 pandemic; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including the COVID-19 pandemic and perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	March 29, 2022	March 30, 2021
Revenue:
Restaurant revenue	$109,961	$107,744
Franchising royalties and fees, and other	2,601	1,833
Total revenue	112,562	109,577
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	30,771	26,977
Labor	35,493	34,306
Occupancy	11,149	11,649
Other restaurant operating costs	21,866	20,205
General and administrative	11,840	10,929
Depreciation and amortization	5,721	5,587
Pre-opening	408	58
Restaurant impairments, closure costs and asset disposals	1,389	1,231
Total costs and expenses	118,637	110,942
Loss from operations	(6,075)	(1,365)
Interest expense, net	437	622
Loss before taxes	(6,512)	(1,987)
Benefit from income taxes	(83)	(10)
Net loss	$(6,429)	$(1,977)
Loss per Class A and Class B common stock, combined
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	45,726,500	45,098,028
Diluted	45,726,500	45,098,028

Noodles & Company
Condensed Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended
	March 29, 2022	March 30, 2021
Revenue:
Restaurant revenue	97.7%	98.3%
Franchising royalties and fees, and other	2.3%	1.7%
Total revenue	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	28.0%	25.0%
Labor	32.3%	31.8%
Occupancy	10.1%	10.8%
Other restaurant operating costs	19.9%	18.8%
General and administrative	10.5%	10.0%
Depreciation and amortization	5.1%	5.1%
Pre-opening	0.4%	0.1%
Restaurant impairments, closure costs and asset disposals	1.2%	1.1%
Total costs and expenses	105.4%	101.2%
Loss from operations	(5.4)%	(1.2)%
Interest expense, net	0.4%	0.6%
Loss before taxes	(5.8)%	(1.8)%
Benefit from income taxes	(0.1)%	—%
Net loss	(5.7)%	(1.8)%
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(1)As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	March 29, 2022	December 28, 2021
Balance Sheet Data
Total current assets	$19,631	$22,562
Total assets	337,772	341,459
Total current liabilities	67,608	76,582
Total long-term debt	32,306	18,931
Total liabilities	305,727	303,826
Total stockholders’ equity	32,045	37,633

	Fiscal Quarter Ended
	March 29, 2022	December 28, 2021	September 29, 2021	June 29, 2021	March 30, 2021
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	360	372	374	374	372
Franchise restaurants at end of period	93	76	76	77	76
Revenue Data:
Company-owned average unit volume	$1,249	$1,310	$1,377	$1,350	$1,170
Franchise average unit volume	$1,225	$1,320	$1,347	$1,240	$1,142
Company-owned comparable restaurant sales	5.3%	9.5%	15.3%	55.7%	10.5%
Franchise comparable restaurant sales	11.9%	20.8%	21.0%	63.8%	11.7%
System-wide comparable restaurant sales	6.4%	11.2%	16.3%	56.8%	10.7%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended
	March 29, 2022	March 30, 2021
Net loss	$(6,429)	$(1,977)
Depreciation and amortization	5,721	5,587
Interest expense, net	437	622
Benefit from income taxes	(83)	(10)
EBITDA	$(354)	$4,222
Restaurant impairments, closure costs and asset disposals	1,389	1,231
Stock-based compensation expense	1,169	802
Adjusted EBITDA	$2,204	$6,255
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Loss to Adjusted Net Loss
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended
	March 29, 2022	March 30, 2021
Net loss	$(6,429)	$(1,977)
Restaurant impairments, divestitures and closure costs (a)	624	939
Tax impact of adjustments above (b)	(8)	(5)
Adjusted net loss	$(5,813)	$(1,043)

Loss per Class A and Class B common stock, combined
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)
Adjusted loss per Class A and Class B common stock, combined (c)
Basic	$(0.13)	$(0.02)
Diluted	$(0.13)	$(0.02)
Weighted average Class A and Class B common stock outstanding, combined (c)
Basic	45,726,500	45,098,028
Diluted	45,726,500	45,098,028
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)    Reflects the adjustment to eliminate the impact of impairing restaurants, divestiture costs and ongoing closure costs recognized during the first quarter of 2022 and 2021. Both periods include ongoing closure costs from restaurants closed in previous years. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Condensed Consolidated Statements of Operations.
(b)    Reflects the tax impact of the other adjustments discussed in (a) above using the estimated annual effective tax rate. Note that the amount in 2021 has been adjusted to reflect the respective effective tax rate.
(c)    Adjusted per share amounts are calculated by dividing adjusted net loss by the basic and diluted weighted average shares outstanding.

Noodles & Company
Reconciliation of Operating Loss to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended
	March 29, 2022	March 30, 2021
Loss from operations	$(6,075)	$(1,365)
Less: Franchising royalties and fees, and other	2,601	1,833
Plus: General and administrative	11,840	10,929
Depreciation and amortization	5,721	5,587
Pre-opening	408	58
Restaurant impairments, closure costs and asset disposals	1,389	1,231
Restaurant contribution	$10,682	$14,607

Restaurant contribution margin	9.7%	13.6%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.